UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015 (October 30, 2015)

JM GLOBAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-37513	47-3709051
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1615 South Congress Avenue Suite 103 Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (561) 900-3672

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 30, 2015, JM Global Holding Company (the “Company”) entered into a twelve-month consulting agreement (the “Agreement”) with FirsTrust China Ltd. (the “Consultant”), pursuant to which the Consultant agreed to provide advisory services relating to potential business combination transactions, including but not limited to: identifying potential target candidates and providing necessary business analysis and evaluation of such targets; conducting due diligence on such targets and advising the Company on specific merger or acquisition issues; and, following the Company’s initial business combination, assisting the Company with its internal and external investor relations and public relations staff to build market awareness among institutional investors and other potential investors. Either party may terminate the Agreement after six months, upon three days written notice to the other party for any reason.

Pursuant to the Agreement, the Company agreed to pay the Consultant a monthly fee of $20,000, payable quarterly in advance. In addition, the Company agreed to issue to the Consultant 20,000 restricted shares of the Company’s common stock (the “Shares”) upon the closing of the Company’s initial business combination. The Consultant is entitled to piggy-back registration rights relating to the Shares similar to the piggy-back registration rights granted to the Company’s initial stockholders.

Item 3.02.  Unregistered Sales of Equity Securities.

Pursuant to the Agreement, the Company agreed to issue the Shares, as discussed above in Item 1.01, which disclosure is incorporated herein by reference. The Shares will be issued pursuant to Section 4(a) (2) of the Securities Act of 1933, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2015	JM GLOBAL HOLDING COMPANY

	By:	/s/ Tim Richerson
Name: Tim Richerson
Title: Chief Executive Officer

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